Exhibit 99.2

Operator
Good day, everyone, and welcome to the Multimedia Games fourth-quarter fiscal year 2005 conference call and webcast. This call is being recorded. (OPERATOR INSTRUCTIONS). At this time, for opening remarks and introductions, I would like to turn the call over to the President and Chief Executive Officer, Mr. Clifton Lind. Please go ahead.

Clifton Lind, Multimedia Games -- President & CEO

Thank you, operator. I want to thank everyone for joining us on the call. With me today is Craig Nouis, our CFO; Neil Davidson, our VP of Finance, and Randy Cieslewicz, our VP of Tax and Budgeting. The fourth-quarter operating results are reviewed in today's news announcement, and shortly, we will provide some additional financial detail. In addition, on today's call, I will review our plans and expectations for further revenue diversification and our prospects for fiscal 2006. But first, Julia Spencer will get us started with the Safe Harbor language.

Julia Spencer, Multimedia Games - Director of Corporate Publications

Thank you, Clifton. I need to remind everyone that today's call and simultaneous webcast may include forward-looking statements within the meaning of applicable securities laws. These statements represent our judgment concerning the future and are subject to risks and uncertainties that could cause our actual operating results and financial conditions to differ materially. Please refer to the "Risk Factors" section of our recent SEC filings.

Today's call and webcast may include non-GAAP financial measures within the meaning of SEC Regulation G. A reconciliation of all non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found on our website, www.MultimediaGames.com, in the Investor Relations section. I will now turn the call back over to Clifton.

Clifton Lind, Multimedia Games -- President & CEO

Thank you, Julia. Q4 FY `05 revenues were $36.9 million, EBITDA was $20.7 million, and for reasons that I will detail shortly, diluted EPS was $0.10, coming in at the low end of the guidance range we provided at the time we reported Q3. Despite the transitional nature of fiscal 2005, Multimedia reported full-year revenues of $153.2 million and EBITDA of $89.5 million, both of which are largely in line with our fiscal 2004 results.

During Q4 FY `05, there were four factors that warrant a quick review. First, while we projected higher average hold per day for the network, the actual hold per day was slightly below our third-quarter levels. This was due primarily to the deterioration in the hold per day of our Alabama charity placements, a trend which we expect to reverse with the deployment of our new platform and our new content. Our Alabama charity offerings have not been refreshed since installation, and we have recently taken steps to correct this situation. Second, while our Class II standard-sequence bingo games operating in Oklahoma continue to hold their own against similar games offered by other public companies, they are not as attractive to players as the predrawn games and the keno games offered by many of our nonpublic competitors. And therefore, we continue to lose some floor space in Oklahoma.

We have remained on an uneven footing in Oklahoma, as operators have not yet converted in mass to games played under the tribal-state compact. Due to this delay, in about two weeks, we will begin re-releasing all of our Class II games on the new Class III platform developed to support the games played under the compact. We believe this will allow us to better compete with the other games in the marketplace.

On a positive note, we recorded an increase in average hold per day for both nationwide Class II Reel Time Bingo placements and for the games played under the Oklahoma compact in the smaller halls where we placed them in early fiscal 2005. These games continue to build loyalty with our players.

Third, even though we reduced fourth-quarter SG&A costs by 9% compared with last year, during Q4 FY `05, we incurred higher-than-projected SG&A costs, including unanticipated legal expenses, repairs and maintenance of player terminals that we prepared to place in new markets in the immediate future, but which we had not pulled the trigger on at the time of our last conference call, and then, higher-than-projected Sarbanes-Oxley compliance costs. These items in aggregate obviously reduced our diluted earnings per share.

And finally, even though we had a slight increase in the number of non-Legacy player stations during the quarter, we lost [floor] space to nonpublic competitors in the Class II markets, including Oklahoma and at one facility in California.

As was the case throughout the year, we have had a large number of player terminals on hand, many of which are being depreciated despite not being "in revenue." We hope to correct this situation in the next few months, as we will outline later in the conference call. In a few minutes, I will review our placement plans for these units in FY `06.

During the past three months, we have refocused our development resources on our most tangible near-term placements and opportunities, including: upgrading the Oklahoma and Alabama offerings; new terminal placements in Iowa and an international market, providing a new sweepstakes system for an existing market; and, completing architectural changes that will allow us to pursue new opportunities previously unavailable to us because we could not interface to back-office systems using older architectures. We have also made preparations to address new charity opportunities in two additional states.

Also in FY '06, we will make additional progress on our goal of revenue diversification driven by new markets, new jurisdictions and new product opportunities that we are working on today. Craig will now provide some additional insights on the financials, and I will come back to provide an overview of our expectation for this upcoming year.

Craig Nouis, Multimedia Games -- CFO

Thanks, Clifton. We provided details on our operating results in this morning's press release, so let me take a few moments to review a few additional items.

As noted in our press release this morning, while we had previously forecasted a quarterly sequential increase in SG&A expenses, actual costs in the fourth quarter were higher then projected. Our September 2005 quarterly SG&A of $16.1 million included unanticipated legal expenses, and repair and maintenance of player terminals that we expect to place in new markets, as well as professional fees related to Sarbanes-Oxley compliance. On a year-over-year quarterly basis, SG&A expenses declined by 9%, or $1.5 million, as we continue to follow through on cost control efforts.

Depreciation expense increased as a result of the year-over-year increase in the total number of player terminals in our rental pool, both deployed in the field and in storage awaiting redeployment. For the full year, depreciation expense rose $17.5 million, or 50%; however, on a sequential quarterly basis, it was down approximately $500,000, or 4%. The sequential quarterly decline resulted from fewer deployments of new player terminals into the rental pool.

For the full year, amortization expense rose $2.3 million, reflecting our continued investment in intellectual properties, game content and systems. On a sequential quarterly basis, amortization expense rose $427,000, from $1.2 million in the June 2005 quarter, to $1.6 million in the September 2005 quarter. Combined depreciation and amortization for the 2005 fourth quarter rose $3.4 million, or 31%, compared to the prior year period. Based on our projected capital expenditures to the upcoming quarters, we expect the recent quarterly trend for relatively flat depreciation and amortization expense to continue.

Our cash position at September 30, 2005 decreased $5.8 million from June 30, 2005, reflecting cash advances of $17.6 million related to development agreements during the quarter, and $1.3 million for share repurchases.

Looking forward to FY 2006, we expect to advance an additional $39 million under our development agreement commitments. Net borrowings under our credit facility increased by approximately $4.6 million from June 30, to $39.8 million as of September 30, of which approximately $27.8 million was drawn under our revolving line of credit. As with the decrease in our cash position, the increase in borrowings under our credit facility was primarily driven by the development agreement advances made during the quarter. Our cash flow from operations was approximately $20.9 million for the September 2005 quarter.

Accounts receivable increased $8.1 million, to $18.8 million as of September 30, 2005, from $10.7 million as of June 30, 2005, due primarily to billings for the Israel lottery system sale. Subsequent to year end, we collected $4 million of the outstanding balance for Israel, and have also collected several past due balances from customers, which reduced our receivables to be in line with historical levels.

Of the $17.6 million advance for development agreements, $9.7 million was recorded as a note receivable, and $7.9 million was recorded as an intangible asset. Primarily as a result of these advances, intangible assets have increased from $45.3 million as of June 30, 2005 to $53.7 million as of September 30, 2005. As a reminder, we amortize the intangible assets related to the development agreements over the life of the contract, which is typically 6.75 years. The amortization, or accretion of these contract rights, is offset against revenue and can be found as a reconciling item on our cash flow statement.

Under the purchase terms of a vendor contract during the fourth quarter, we purchased 1,125 player terminal cabinets and will purchase an additional 1,625 player terminals during FY 2006. With these cabinets and the player terminals we currently have in our rental pool awaiting deployment, we believe we have sufficient player terminals to meet our FY 2006 requirements. For modeling of capital expenditures, in addition to the player terminal purchases and development agreements advances previously mentioned, we expect our maintenance CapEx to remain flat at levels of $4 million to $7 million per quarter.

Primarily as a result of share repurchases of 1.2 million shares during fiscal 2005, our weighted average common shares outstanding for the September 2005 quarter has been reduced to 27.1 million from 28 million as of September 30, 2004.

Finally, effective October 1, 2005, we adopted FAS 123R in accounting for our stock options, and have elected to use the Black-Scholes model. We are currently in the process of evaluating the model inputs, and have provided guidance excluding stock option expense. I will now turn the call back to Clifton. Clifton?

Clifton Lind, Multimedia Games -- President & CEO

Thank you, Craig. In fiscal 2005, we increased R&D spending by nearly 40% over the fiscal 2004 levels, reflecting our commitment to continuing technological innovation. This commitment to R&D, coupled with the aggressive efforts of our sales and marketing staff, the unsurpassed quality of our development and test staffs, and the extraordinary service provided by our field service staff and our customer service staffs remain the primary factors that are driving our ability to locate and pursue new growth opportunities, such as the electronic instant lottery arena, and placements of our MGAMe(TM) casino management tools for the video lottery, charity and Native American markets.

I would like to review our fiscal 2006 strategies for new market placements, systems enhancements, and for new player terminal offerings. Multimedia's anticipated placements and improvements in the earnings capability as measured by the hold per day are the strongest potential drivers of increased net income and increased fully diluted earnings per share.

As we are already recording depreciation for a majority of the terminals we have on hand, any terminal that is placed "in revenue" will be additive to earnings. So it should be clear once I review our terminal placement opportunities why we are so upbeat about our ability to deliver quarterly sequential EPS improvement throughout fiscal 2006.

Let's start with Oklahoma. The Oklahoma transition to games played under the compact continues to move at a slower pace than we expected, and for that matter, than we are willing to accept. While we continue to expect conversions to games played under the compact, which, as I noted earlier, have the potential to generate higher hold per day, we believe that our tribal customers might continue to maintain a large number of Class II games at their facilities.

Accordingly, we are introducing a new platform for both video and mechanical variations of Reel Time Bingo this quarter, and we believe that these will be well received by our players. In addition, we intend to release a massive amount of new content for both the Class II system and the Class III system. Our strategy is to offer our customers the most advanced systems and content regardless of whether they continue to operate Class II games, convert to the games played under the compact, or choose to do both. This is why we have decided to re-release our Class II offerings on the new platform, allowing our games to compete better with the other games that are not played under the compact that are now offered in the market by approximately 35 competitors.

Before the end of the month, we will also begin to introduce the new games and platform in Alabama, thereby refreshing and updating our games with the new video and mechanical reel product with features and content similar to [those] we are about to release in Oklahoma.

Also during the next quarter, at our largest facility in Alabama, we expect a facility-wide conversion to Multimedia's proprietary cashless card system, which will become the designated currency standard for all vendors' player terminals. This will create a common currency so that cash players, who might not previously have taken the time to sign up for the facilities designated MGAM player tracking system, will now be entered into our player tracking system and cashless card system. There are a number of additional charity jurisdictions we believe will open over the next several quarters, and we will report on the progress in those jurisdictions on our upcoming call.

What our shareholders should be most excited about is the progress we have made in developing new products for the domestic and international markets. An example is the planned launch of our new promotional sweepstakes system, which will be coming up in the very near future. As the exclusive system provider for a designated facility, our sweepstakes system will support a digital communications and computer center in which the owners have invested several million dollars to create a facility that will benefit the citizens and the community. In addition to providing our system, we are delivering a large number of video sweepstakes readers which can be used by the players to view the results of their sweepstakes entries in an entertaining fashion. I'm particularly pleased with our rapid time to market in fulfilling our customer's request for this new, unique and proprietary sweepstakes system.

In addition, our architects, designers and engineers have demonstrated their ability to develop a system requiring massive data communication and data storage capacity. This system could play a huge role in a large number of additional markets. Over relatively short time [periods], our system is expected to process billions of transactions, and this attribute should further solidify Multimedia's role as one of the top providers of gaming systems in the world.

Giving the timing of the opening of this facility, we are projecting just a small contribution from this operation in our December quarter. However, we are very excited about the potential size of the new sweepstakes revenue opportunity as a contributor to profits in the upcoming quarters. We see a large number of applications for sweepstakes, promotional, and "amusement with prize" systems in other markets, and we are aggressively pursuing those opportunities.

Those of you who attended the G2E [Global Gaming Expo] Show in September know we expect to enter the Iowa lottery market with what we believe will be the state's most advanced offering. Initial placements in Iowa are expected early in Q2 FY ['06]. Also in Q2 [FY '06], we plan to make initial placements of bingo games in an international market, and we are now in the process of finalizing our business arrangements at this time. As the originator of electronic linked bingo-based games, Multimedia is well positioned to bring to that market an innovative offering, which will be a variation of the games that we currently play in our other Class II bingo systems in Alabama and Oklahoma. In addition, we see many opportunities worldwide to take this system into new markets, and we are aggressively pursuing those at this time.

With the upcoming release of the new products in Oklahoma and Alabama, the launch and initial placements of our sweepstakes line, the revenue generated from our highly successful launch in Israel of our electronic instant lottery ticket product, and the benefit of the placements in Iowa and possibly [of] a small number of internationally based machines, we will enter the second half of fiscal 2006 with a higher level of diversification than ever before. In addition to the progress we will make in the next 120 days, we believe that there will be additional diversification opportunities in the back half of FY '06, with additional installs in some of the new markets we just discussed.

And the New York lottery's video lottery market seems to be on a full speed ahead basis. The installed base of the player stations in the New York system will increase very dramatically in this next fiscal year, and not only will we be at a run rate which will surpass break-even, but we can also anticipate contributions to earnings per share [when we achieve] the run rate we will be at after all of the new facilities scheduled for this year are opened. [This will be] followed by the planned opening of an additional facility in fiscal 2007. Our New York lottery system is stable, proven and ready to accommodate an expected significant expansion by both existing operators and by those tracks still to come online.

Multimedia's central system in New York is proving to be a model for lottery directors and other jurisdictions. Next week, we will be showcasing that product and our Israel instant lottery ticket product at LaFleur's Ninth Annual Conclave in New York. We have also aggressively launched a domestic and international marketing program, which will be highlighted to the lottery directors at that time.

Craig has spoken to our expectations for expenses, maintenance and project CapEx, and the completion of our development funding programs. Reflecting these expectations and putting a good majority of the player terminals we have on hand "in revenue" during FY `06, Multimedia will begin generating growing levels of cash. We expect to allocate this cash flow to reducing borrowings under our revolving line of credit, [to] share repurchases and investments in new markets, and [in] technology to further extend our long-term diversification and growth potential.

We continue to evolve and innovate our technology to provide solutions for product introductions around the world, product introductions which will primarily be placed in emerging markets, and we have our expense control programs in place at this time. Together, these factors should drive earnings higher in fiscal 2006, and we are excited about the quarter-to-quarter opportunities that we see.

Operator, let's open the floor to questions at this time.

Questions and Answers

Operator
(OPERATOR INSTRUCTIONS). Bill Lerner, Prudential.

Bill Lerner, Prudential -- Analyst

Just a quick question, two questions. One is just on New York. Just for clarification, can you give us a sense for when you do break even? My understanding was originally [the break-even point] was [going to be in] mid calendar '06, once you get Yonkers and Aqueduct [on line]. It sounds like one of those is early `07 now, or are other units backfilling it, which may get [you to] break even at the original expected time?

Clifton Lind, Multimedia Games -- President & CEO

Yes, we expect to surpass a run rate of break even with the opening of the facilities that are scheduled to open by midsummer of this [coming] year. And then, it is clearly uncertain exactly when Aqueduct will come on, but we still believe it will come on in the first calendar quarter or slightly thereafter in `07. But we will be at a beyond break-even run rate by the time that the facilities that are expanding and opening this coming summer are complete.

Bill Lerner, Prudential -- Analyst

Okay. Thanks. And then just a follow-up: back on the traditional Class II business in Oklahoma, obviously the units there--can you give us a sense for how many units were removed from that market? I may have--and I apologize if I missed it in the original comments. But despite the North Tulsa facility installations, the installed base was still flat, so I suggest that units are still, as you generally indicated, are coming out of there, but what is kind of the pace? What are the yields?

Clifton Lind, Multimedia Games -- President & CEO

Listen, Bill, a lot of the units that [were removed] came out of one facility in California that has reduced the number of our Class II player stations there in each of the last two quarters, and will probably do so again. As you will recall, one of our facilities asked us to modify the games that are being offered in that particular facility in order to comply with requests from the state. That game has not been popular with slot machine players, and therefore the player stations really are not that profitable to us.

So that was a large number of the takeouts that we had. We continue to have machines dribble out that we lose to nonpublic competitors who are primarily playing keno games and predrawn games that we do not offer, and that dribbling we think will come to a halt as soon as we get this new platform out there. But Oklahoma was not the only market where we had the takeouts. In fact, the largest came from California.

Craig Nouis, Multimedia Games -- CFO

Bill, the only thing I would add to that is, as I believe you know, we added roughly 650 units and a development agreement right inside Tulsa. And the net position for us in Oklahoma has increased, considering those 650 units.

Clifton Lind, Multimedia Games -- President & CEO

So we have actually gone up in Oklahoma is what he is saying, Bill.

Operator

Charles Minervino, Goldman Sachs.

Charles Minervino, Goldman Sachs -- Analyst

I just had a question on the 1,350 units that you are going to be placing in the first quarter. I just was wondering if that was the sweepstakes games that you had been talking about in your earlier comments, or if that is something that is coming on later?

Clifton Lind, Multimedia Games -- President & CEO

Certainly a large number of those will be the sweepstakes video readers.

Charles Minervino, Goldman Sachs -- Analyst

Okay. And can you give us a sense of the terms of those types of games? What you're going to be getting or your estimates on a win per day type thing?

Clifton Lind, Multimedia Games -- President & CEO

This is not--we are leasing a system [for which] we will be provided fees that are based upon the success of the digital communications center. I'm glad you brought this up. These fees will be shown in the future in "other income" as "fee income" for systems that have been leased. And therefore, we will not be providing typical calculations like hold per day, because our fees are just based on the use of the sweepstakes systems to be the primary promotional vehicle for this digital communication and education center that is being put in, so that it is not possible to do a calculation based upon [the] old metrics that we have had.

We think that the contribution could be very meaningful, that the fee income could be very large. We feel that this digital communication and computer literacy center could certainly benefit the citizens and the community with the broad list of activities that the operator is planning to provide. But we are merely leasing a system--we won't ever touch any revenue in the form that there was [for] traditional gaming revenue. So you will see a big spike in our fee income, but you won't see--you won't be able to do your normal calculations like you would on hold per day for one of our other markets. Craig, do you have anything to add to that?

Craig Nouis, Multimedia Games -- CFO

No. Thank you for that. I appreciate the question. I understand the question. But we are very excited about this system and application there and in other markets.

Operator

David Katz, CIBC World Markets.

David Katz, CIBC World Markets -- Analyst

I'm just looking at the placements you're talking about through fiscal `06, and given sort of the comments you just made with respect to the sweepstakes, frankly, I'm not sure I know exactly how to reflect this. I mean there obviously is a fee stream, and it is meaningful. Can you share any sense about what the best way to go about modeling this is, if it is not a traditional placement? It seems [that] if I understood you correctly, it is not running on the same kinds of metrics that we have been seeing from you thus far.

Clifton Lind, Multimedia Games -- President & CEO

While it is certainly not--the fee structure is not going to be the same, we feel that the earnings potential of this system is probably comparable to any other system that we have in the field. And so I think that this center could be of such benefit to the community, that our earnings should be sort of in line with any other system that we have out there, although it won't be reported in the same manner.

So I think you could back into the fee income pretty simply, but obviously the system is not on, and it depends on what kind of a job the operator does. We are very impressed with the operator and expect that this will be a successful promotional tool for them. But you know, it is all speculative now because the system is not even turned on yet.

David Katz, CIBC World Markets -- Analyst

And is this system in an existing market, and I guess the other part of my question is just looking at--it looks like you have close to 5,000 units you expect to place this year--what color can you give us about which of those are traditionally set up? Or are they all sort of one-offs like the sweepstakes?

Clifton Lind, Multimedia Games -- President & CEO

No, they are not all one-offs, but they fall into about three different classifications. Placements of the lottery products at retail establishments, and then placements in the new markets that we are entering for sweepstakes, promotional and "amusement with prize" games, and then placements in the international arena, where we're taking our electronic bingo products out there. And finally, we expect with the introduction of the new platform and the new interfaces that we have completed to be going back into facilities in Oklahoma that we were once in but are not in now because we could not interface to their older back-office systems. Our development team has done extraordinary work this year in putting those in position where by the end of this month, we will be able to seamlessly interface to virtually any gaming system that is out there in the world, and that will allow us to go in and plug in and not have to operate a separate bingo system for--in facilities that already have established back-office currency and player tracking systems. So that ability to go into those facilities is very meaningful for us, and it is business that we have had in the wings, and now in the first quarter of next year we will actually be able to realize some of it because the interfaces will be complete.

David Katz, CIBC World Markets -- Analyst

One last one, quickly, if I may. Any update on Casino Commander and any sort of efforts there at testing or placements or so forth?

Clifton Lind, Multimedia Games -- President & CEO

Excellent question. As is usually the case, we find out that we learn most when we listen rather than when we talk. Since we showed the latest version of the product at G2E, our marketing and sales staff has spent a great deal of time talking with our current customers and potential customers about the features that they most need and the timing [on which] they would actually utilize those features, and the support that they will need from us to make the roll-out of that product a success.

I just had e-mailed to me yesterday the final marketing plan and implementation plan for that product. And so I had previously said that we thought we would install some of those this quarter, and in order to better serve our customers and to make sure that the product that we came out with had the features that they would really use, that has been delayed, and we expect that we will be installing the first of those systems at a number of sites in a number of different types of facilities in calendar Q1 of next year.

David Katz, CIBC World Markets -- Analyst

Okay. I have some others, but I will get them with you off-line and give someone else a chance. Thanks.

Operator

Wayne Archambo, BlackRock Capital Management.

Wayne Archambo, BlackRock -- Analyst

You pretty much have been consistently missing quarterly numbers now for about a year and a half. What confidence can shareholders have in your optimistic projections for next year?

Clifton Lind, Multimedia Games -- President & CEO

Well, first, I take great exception to your comment. If you will go back, there is a string of quarters [in which] we exceeded projections, and in fact, this is the first quarter that we cautioned the marketplace not to expect us to exceed earnings per share above the range of the guidance that we were giving. So I take exception to your comment that we have been missing quarters for the last year. But notwithstanding--

Wayne Archambo, BlackRock -- Analyst

Do you think your stock price has gone from $25 to $9 because it is unrelated to your misguidance of earnings expectations to Wall Street analysts? I mean, the stock has gone down significantly for that very reason. Do you agree with that observation?

Clifton Lind, Multimedia Games -- President & CEO

No, I think that there are a number of factors that have driven the stock price down. Certainly, one of them is the fact that our earnings this year are not up to our historical levels, which were driven by primarily a product opportunity for a product that we offered in California for a year that is no longer in operation, that provided a great amount of revenue, which spiked our earnings last year. If you look at our base offerings for this year and the last three years, there has not been a drop-off in our core business from Native American gaming or the charity business that we have.

And so if you take out the effect of the spike of the C-TILG product, which is no longer [being] offered, our core business has been very stable. And there certainly were quarters where we missed earnings, and there have been quarters where we have exceeded the guidance range. In this quarter, we have fallen within the guidance range.

Wayne Archambo, BlackRock -- Analyst

Could you just tell me just so I am clear what quarter you exceeded the guidance range in the last year and a half?

Craig Nouis, Multimedia Games -- CFO

Well, the last--the previous two quarters before this one, we exceeded the guidance range.

Wayne Archambo, BlackRock -- Analyst

Was that lowered guidance range?

Clifton Lind, Multimedia Games -- President & CEO

No, it was not. We gave guidance of $0.10 to $0.12. One quarter we made--two quarters ago we posted $0.18, and last quarter we posted $0.16. (multiple speakers) this quarter we fell within the guidance range, and we cautioned the public on our last conference call not to expect us to exceed the guidance range because of expenses and situations in market that we thought were going to develop.

But anyway I would be happy--Craig and I would be happy to debate this topic to you extensively in a follow-up call. But let's go on and give somebody else a chance to [ask] a question.

Operator

(OPERATOR INSTRUCTIONS). Larry Haverty, Gabelli Asset Management.

Larry Haverty, Gabelli Asset Management -- Analyst

I have a couple of questions on New York. Obviously, the key thing is Yonkers. Do you people have any assumptions on what the win per machine will be there versus where we are right now? And if you could share where we are right now on the New York lottery, that would be helpful, and I have one other question.

Clifton Lind, Multimedia Games -- President & CEO

Okay. We can only go to public information in this regard. But the win per machine in the original forecast done in the project justification, that was not done by us but by a consultant to New York State, projected Yonkers to be the highest-earning facility in the network that will be opened this summer.

In addition to that, most promising is that the earnings per day on the player terminals in the other facilities, if you will look at the public information that is published by the New York Lottery, have been consistently showing a trend of growing each month, meaning it is gaining player acceptance and player support. And so that is one of the things that--

Larry Haverty, Gabelli Asset Management -- Analyst

Where are those numbers right now? I have not looked at that.

Clifton Lind, Multimedia Games -- President & CEO

Okay. You can go to public information that is published by the lottery, and Craig, after the conference call, if you will call back in, we will give you the link that gets you that public information.

Larry Haverty, Gabelli Asset Management -- Analyst

Do you have any idea--are you--in the field you have with the New York lottery, you're not leveraged by win per machine per day, are you?

Clifton Lind, Multimedia Games -- President & CEO

Yes.

Larry Haverty, Gabelli Asset Management -- Analyst

You are?

Clifton Lind, Multimedia Games -- President & CEO

Yes. We get a share of the earnings off of every player terminal that is in the field. And so if the win per day goes up, our earnings go up.

Larry Haverty, Gabelli Asset Management -- Analyst

Okay. And you don't have a firm date on Yonkers yet?

Clifton Lind, Multimedia Games -- President & CEO

Well, there is a firm date on Yonkers that is for midsummer this year. That is according to the information provided by the New York Lottery. That is where we get our information.

Larry Haverty, Gabelli Asset Management -- Analyst

Okay. And do you have any exposure to the Seminoles in Florida?

Clifton Lind, Multimedia Games -- President & CEO

No.

Larry Haverty, Gabelli Asset Management -- Analyst

No, do you have any feeling--well, then you really don't have any feeling how that is going to play out?

Clifton Lind, Multimedia Games -- President & CEO

No, I would not speculate on tribal business.

Larry Haverty, Gabelli Asset Management -- Analyst

Okay. Great. Thanks very much.

Operator

Michael Friedman, Noble Financial.

Michael Friedman, Noble Financial -- Analyst

A question for you. You mentioned you think you have enough product in inventory to meet the needs for this fiscal year. Did you in the current quarter put anything else in inventory? In other words, how many new machines beyond what you just reported would go into inventory during the year? How many more do you need to make?

Clifton Lind, Multimedia Games -- President & CEO

This coming year?

Michael Friedman, Noble Financial -- Analyst

Correct. Fiscal year.

Clifton Lind, Multimedia Games -- President & CEO

Okay. We recently renegotiated to extend our relationship with one of our primary strategic partners. As part of that relationship renegotiation, we got an additional extension of time on that, and we made additional commitments to purchase a small number of additional machines. Under our old agreement, we had about 1,100 additional machines that we needed to buy. Under the new agreement, there is another 500 that we will buy in this fiscal year.

So there is a total of about 1,600 additional player stations that we are required to purchase in fiscal 2006 and in the remaining portion of fiscal 2006, and we are comfortable with the planned placements and the business that we have in the wings, that that is a comfortable number of player stations to be adding to the fleet as we place these other player stations in the new markets.

Michael Friedman, Noble Financial -- Analyst

Okay. So is that a combination of what you are going to sell, as well as what you're going to place on a participation type basis?

Clifton Lind, Multimedia Games -- President & CEO

Well, nearly all of the opportunities that we have for FY `06 are going to be revenue share opportunities. And even though some of them will be the sale of the machine--a small number will be the sale of the machine, but there is an ongoing revenue share associated with the sale of the machine.

Michael Friedman, Noble Financial -- Analyst

Okay, and I think you may have mentioned earlier, how much did you recognize for the Israeli project in the fourth quarter?

Craig Nouis, Multimedia Games -- CFO

Say that again?

Michael Friedman, Noble Financial -- Analyst

How much did you recognize in revenue for the Israeli project in the fourth quarter?

Craig Nouis, Multimedia Games -- CFO

In revenues?

Michael Friedman, Noble Financial -- Analyst

Yes.

Craig Nouis, Multimedia Games -- CFO

None.

Michael Friedman, Noble Financial -- Analyst

None, okay. And so we are expecting to see that hit, when?

Craig Nouis, Multimedia Games -- CFO

Certainly over the next few quarters. We are--the contract with the Israelis included a technology transfer, meaning we have training obligations and support obligations that are part of the initial two-year term of the contract. And so we are in the process of fulfilling those training and support obligations right now. And when certain milestones are hit, Michael, that will trigger the recognition of portions of that revenue. We expect to hit some of those milestones in the next 120 days. Others of those milestones will take a longer-term to hit.

But, as we said, the significance of the Israeli project was first to provide them the best instant lottery ticket product available today. In doing so, we accelerated the development of our product, both for the international markets and for the domestic markets. And so the real value to MGAM shareholders of that contract was not the potential earnings off of it, but the fact that it was a vehicle that got us into the instant lottery ticket [market], the delivery of instant lottery tickets to retail outlets, and got us in it quickly, and we are very pleased with not only the performance of that system but the interest that has been generated by that system among other domestic and international lotteries.

Michael Friedman, Noble Financial -- Analyst

Okay, and then lastly, can you give us a little bit more detail on the business model, both the sweepstakes and the entertainment product lines?

Clifton Lind, Multimedia Games -- President & CEO

Well, those products--those business models will vary according to the jurisdictions that they go in and between the three different types of systems that we have available. Some will be on a per play basis. Others will be on a system leasing basis, and it will be driven by both the competition or potential competition in the marketplace, Michael, and the regulatory requirements of the systems. So there will not be a ubiquitous model. It will vary for each jurisdiction and each one of the types of those three products.

Operator

Bill Nasgovitz, Heartland Funds.

Bill Nasgovitz, Heartland Funds -- Analyst

Yes, just as a follow-up, I don't know if you really answered that fellow's question the second from last here. What confidence can you give to shareholders after this--let's just call it a rough period, okay for the last year or two? In terms of public shareholders, what confidence can you give us that you're going to get it right this time? Thank you.

Clifton Lind, Multimedia Games -- President & CEO

Well, I guess I would like to say that I don't--as I said before, if you look at the spike of earnings that we had, it was primarily driven by our C-TILG product, and I'm very pleased with our decision to offer that product from two different bases.

First, we made a great deal of money for our tribal customers and our sales during the period that product was running. In addition to that, it spurred some technological architectural improvements which have carried forward into other subsequent products. And so the earnings opportunity that we actually achieved, while we wish it would have been longer-term, it was impressive and beneficial to our Company.

As I said earlier, if you take away that spike in earnings, our core business continued on a sound basis, and the earnings off the core Class II and charity markets have not deteriorated significantly over the last three years.

[As to] the question of what confidence can we give you--we have a policy of not formally announcing placements until the day that they [the machines] are turned on. Certainly, in the next couple of weeks, we will be formally announcing some placements, some of which we have discussed here today. Because of the completion of these major projects, we will now be able to move forward with contracts that have been on our desks and that we could not implement until we had the major interfaces done to the existing technology back-office systems.

So we are confident of that business that we have commitments to get us in, either back into facilities where we have removed player stations, or [business from which] we have the ability to get into new facilities where we have not had player stations because of these interfaces. So the only confidence I can give you is our knowledge of the business that is at hand, and you have ample reason to wonder [on] what basis or [for] what reason you should take our confidence and act on it.

And I just would like to say that we have been in this business an extremely long time. When we started in 1997 with the electronic gaming business, we had virtually no product offerings that were modern for the industry. We have a long history of being the first to the marketplace and having others follow us in, and our products have a long history of being the most technologically advanced. And when we're on a [level] playing field, our earnings capability we think is equal with everyone. And so there are a number of situations that are beyond management's control, and we have made the decision because of the public nature of our business and our licensing efforts in the lottery and other industries to always stay on the right side of the bright line, and our competition has grown significantly from people who do not have to have those concerns. But this Company has a long history of success and innovation, and we will continue to have that long history of success and innovation in product placements. So I can say that management is confident that the opportunities we talked about today are realities.

Operator

Mike Crawford, Barrington Partners.

Mike Crawford, Barrington Partners -- Analyst

Could I get a better sense of the timing of some of your cash flows? I think in your guidance you're implying $45 million of CapEx and $39 million of development agreements, so that is in one sense like $84 million in investments out during the year? Is that correct?

Craig Nouis, Multimedia Games -- CFO

I did not follow your math. On the development agreement, we talked about $39 million over the next 12 months, yes.

Mike Crawford, Barrington Partners -- Analyst

And also $45 million of CapEx?

Craig Nouis, Multimedia Games -- CFO

No, that is all-inclusive.

Mike Crawford, Barrington Partners -- Analyst

That--

Craig Nouis, Multimedia Games -- CFO

The $45 million is inclusive of the $39 million.

Mike Crawford, Barrington Partners -- Analyst

And then you also mentioned $4 million to $7 million of maintenance CapEx?

Craig Nouis, Multimedia Games -- CFO

Yes.

Mike Crawford, Barrington Partners -- Analyst

Per quarter?

Craig Nouis, Multimedia Games -- CFO

On a quarterly basis, we have $4 million to $7 million, yes. Now on the $39 million on the development agreement, a portion of that is actually receivables, but it does require, obviously, working capital.

Mike Crawford, Barrington Partners -- Analyst

Okay. I guess I'm not clear on that. And then also-

Clifton Lind, Multimedia Games -- President & CEO

Go ahead. In that $4 million to $6 million of maintenance CapEx, it includes expenditures for player stations. We already have the player stations on hand, and so in that normal run rate of capital expenditures, the largest portion of that is something that we are not going to have to make on a quarterly basis, because of our current inventory of player stations.

Mike Crawford, Barrington Partners -- Analyst

And that number also includes the 1,600 terminals you are buying from your one supplier?

Clifton Lind, Multimedia Games -- President & CEO

For our expectations in FY `06, it is included.

Mike Crawford, Barrington Partners -- Analyst

Okay. And then also with the expectation of converting some Class II games to compacted games in Oklahoma, does that mean then that your hold for those games goes from 30% to maybe 20%, but also that some of the amounts that previously had been put in an intangible asset will then convert over into a note receivable?

Clifton Lind, Multimedia Games -- President & CEO

Well, I think--there are two different questions there I want to add to. Certainly the business model for games that will be played under a compact appears to be an 80/20 model, and we will have no choice but to meet that model. Okay?

Mike Crawford, Barrington Partners -- Analyst

Right.

Clifton Lind, Multimedia Games -- President & CEO

Now the second question that you have I think relates to the potential of any conversions, development agreements and the change in the nature of the arrangements should things convert to the compact. I want to say each one of those agreements are different. Every single one of the ones that we have done are different, except there is commonality between a group of them that we did with one tribe. So each one of those development agreements and the assets that we have, both tangible and intangible assets, have to be looked at on an individual basis, because they are handled differently in the event of conversions or other occurrences in the relationship.

Mike Crawford, Barrington Partners -- Analyst

Okay. And with the $40 million or so of notes receivable you have current, you would expect to be repaid about $6 million of that this year? These are--or are these paid at the end of your 6.5 year term?

Craig Nouis, Multimedia Games -- CFO

On all of the notes receivable, again, they vary by the development agreement [and] the facility, some of them pay us typically in a relatively short period of time, mainly within one year, and some of them extend out over a number of years. But we would expect over the next year, we would have roughly $7 million under the current structure repaid under the note receivable arrangements.

Mike Crawford, Barrington Partners -- Analyst

Okay. Great. And then the last question relates to, in Oklahoma, since many of your placements were put in pursuant to these development agreements, what--you would imagine that a lot of those terminals are protected from removal. So how many are not? You know the ones that were removed, offsetting the incremental numbers in Tulsa?

Craig Nouis, Multimedia Games -- CFO

Was the question, how many did we remove that were during this quarter relating to development agreements that we had in place?

Mike Crawford, Barrington Partners -- Analyst

Well, I guess that is part of it. What I'm--I guess my understanding is that when you had a development agreement in Oklahoma, that meant that they agreed to keep the terminal there, whether it was going to be Class II or Class III, but yet some machines are going out. So maybe not every machine placed in Oklahoma was pursuant to a development agreement.

Craig Nouis, Multimedia Games -- CFO

That is correct. The machines that we placed in service in the quarter we talked about North Tulsa had roughly 650 placements during the quarter, but none of the removals during the quarter related to any facility that we had a development agreement with.

I will say that as part of the development agreements, there are some clauses that could require us to remove some machines if certain performance levels are not attained.

Mike Crawford, Barrington Partners -- Analyst

Okay.

Craig Nouis, Multimedia Games -- CFO

But that would be a situation where it would be a relatively small ratcheting down. It would not be a big chunk at one time. But it also would include a period that we could correct a situation or evaluate our hold [per day] and correct it for the tribe.

Mike Crawford, Barrington Partners -- Analyst

Okay. Thank you. And just because it is not clear to me, could you just try one more time on the CapEx and the development agreement and the maintenance CapEx? Because it seems like you get $39 million and then $4 million per quarter, and then that exceeds $45 million total.

Craig Nouis, Multimedia Games -- CFO

We've got $39 million allocated towards development agreements. Of that $39 million, a portion of that will actually be set up as a note receivable, and a portion of that will be set up as primarily intangibles. In addition to that, we will have roughly $6 million that will relate to the maintenance of the existing player stations we have in the field, and purchasing a few machines that we are required to purchase under the agreement that we signed. So you add those two together, and it is roughly $45 million.

Clifton Lind, Multimedia Games -- President & CEO

So the concise answer to your question is, that what is normally a $4 to $6 million a quarter maintenance CapEx is not going to be normal for this year because we are starting the year with all the player stations we need virtually in hand. Okay?

Mike Crawford, Barrington Partners -- Analyst

Okay, great. Thank you.

Operator

David Vas, Banc of America Securities.

David Vas, Banc of America Securities -- Analyst

I have a handful of questions, some big picture, some small. Clifton, maybe you could go into Casino Commander. When you guys placed that system for trial, are you planning on putting just your games on those systems, or are you expecting that some of the content players will decide that they want to put [their] games on your system?

Clifton Lind, Multimedia Games -- President & CEO

Well, the content players that we have strategic relationships [with] now, under most of the agreements, they will allow us to put one of their titles per unit on the Casino Commander facilities. We have had no additional arrangements made with any other providers at this time who are not one of our strategic partners. And so we would hope that in the future, we would think that in the future, the industry is going to move to a model where everyone's downloadable system will have a process by which other vendors can put their content on the system and be compensated for it. But initially, the product that will go on our system will be our internally generated content and the content of the people we have strategic relationships with. But we think, David, that is exactly where the industry is moving, that all vendors who want to offer content will have to work out an arrangement to where it could be offered on all of the downloadable systems that the various vendors provide, and that there is an acceptable compensation plan for the provider of the content, the provider of the box and the provider of the system. We see that the operators will drive this, and when they are ready to move to these downloadable systems, that they will have a great role in dictating the business model that the individual players will use.

It is not--will not be good for the industry or good for the operators for them to be required to have three or four different downloadable systems in their facility. It will optimize their earnings and flexibilities if they have just one, so we do think that is where the model will go. Whether it takes three years or five years or eight years to get to that model, that will be driven by the operators.

David Vas, Banc of America Securities -- Analyst

Yes, I agree. I guess in the meantime, though, in terms of strategic partners, you're actually--if you go into Class III casinos, you're actually competing with them as well. Agree?

Clifton Lind, Multimedia Games -- President & CEO

Well, in a sense. Other than to the extent that their content is on the system, they will be compensated, David, for their content value. And in the long run, all of the major providers not only get revenue from the hardware and systems component, but from the content component. And I think that there is a business model that makes it good for everybody to be working together in this. So I don't think you would necessarily view it as competition, but the ability to provide your content, if you have got the best content, to a broader number of players, and not be limited by the number of boxes that are chip driven and, therefore, only run one particular game or theme at a time.

So I think there is a great model for the all of the major manufacturers in downloadable games, and that is why they are developing their own systems so they can I think play a big role in this. And I don't think that it is going to be a--I don't think the manufacturers are going to control the outcome of this. It is going to be the operators.

David Vas, Banc of America Securities -- Analyst

Okay. A couple of quick questions for Craig. Cash was basically zero at the end of the quarter. How much cash to you need to run your business day to day?

Craig Nouis, Multimedia Games -- CFO

Well, obviously, cash flow from operations was over $20 million for the quarter. The level of our cash, really, we are able to manage a little bit based off of our credit facility, and so we just draw up and down on the credit facility to operate it to cover primarily our development agreement requirements.

David Vas, Banc of America Securities -- Analyst

Okay. In terms of R&D, can you kind of break out how much you spend on R&D during the year and where that is in the P&L?

Craig Nouis, Multimedia Games -- CFO

In the P&L, it is in different line items, primarily in the SG&A and salaries and wages would be where they pretty much hit in terms of the income statement. But obviously, we provide a disclosure in the footnotes that details out what the R&D costs are each quarter. And it was $15 million for the year. It was a 40% increase over last year.

David Vas, Banc of America Securities -- Analyst

Okay. And then also depreciation, sequentially, you said it went down, even though, as I think somebody else asked, you had a number of machines that you purchased from WMS. I guess you have a couple more coming down the hatch. Are those included in your pool that gets depreciated, or do you have some discretion as to what you can depreciate and when?

Craig Nouis, Multimedia Games -- CFO

How we handle that is that anything that is new, we do not begin depreciating until it is placed in service. However, once it is placed in service, if we pull it out of service, we continue to depreciate it, because normally we expect that period to be a relatively short period of time. So it's part of our policy.

David Vas, Banc of America Securities -- Analyst

Okay. And then maybe back to Clifton. You guys are putting out machines that you have out there in Class II in Oklahoma to better compete with what sells out there in Class II. Can you with the changes that you are making, do you believe that those will still fall under what you currently believe to be Class II guidelines or at least what you have in terms of your approval letter from the NIGC?

Clifton Lind, Multimedia Games -- President & CEO

Absolutely. The change in the hardware in no way touches the play of the game or the specifications of the game, the type of game. All of our bingo games are standard-sequence bingo games. We are one of the few in the industry that continues to run standard-sequence games, and we do that totally in deference to the regulatory views of the various regulators that are out there. And so there is nothing in the change in the platform itself that is going to alter in any way any of the characteristics of the game that determined whether or not it is a Class II game.

David Vas, Banc of America Securities -- Analyst

Okay. So can you elaborate a little bit on what it is that is going to make the yields go up on these games?

Clifton Lind, Multimedia Games -- President & CEO

As you are aware, we felt that when the--and we were told by our tribal partners to be prepared in January of this year to convert "in mass" all of our Class II games to games played under the compact. So all of the work of our games content group and our systems group has been devoted to trying to have the best system available to run the games that will be played under the compact, and we made the decision a good 12, 14 months ago, feeling that our tribal members' projections were correct, that there was a high degree of possibility that the gaming legislation was going to pass in Oklahoma. We made a decision then to stop investing in new titles and stop investing in any improvements to the platform for the Class II product.

Because they did not convert in mass in January, we have continued to run virtually our oldest content in that marketplace and on our oldest platforms, and in particular, on our only our initially developed mechanical reel platforms, which have been vastly improved in the next two generations that we have been working on for the mechanical product.

And so I think that the system improvements, the new content and the new mechanical reel platform are the things that will improve the earnings of these Class II games and make them more desirable to the players that are out there.

David Vas, Banc of America Securities -- Analyst

Okay. Maybe last thing and then I will let somebody else ask, can you give us any more color at all in terms of what these three new markets are out there, or is there a reason to be so close to the vest on this?

Clifton Lind, Multimedia Games -- President & CEO

Well, obviously, as you are aware, we compete with two major manufacturers in nearly every market that we go into today. And in addition, as of next week, we will be going head-to-head with other major lottery providers for the electronic instant lottery ticket market. And so we don't like to give too much of a heads up, but number one, the international electronic bingo market is one of the markets that we will be going into. And there are two domestic charity markets that I believe that we will turn on systems in the first quarter of next year--in the first calendar quarter of next year, that we are in the final stages of regulatory approval on right now. And then in addition to those, we have talked to you about our efforts to get product approved and running in the Iowa market. We are working with the regulators there to get final approval on what is the most complex system that will be available in that market place. So that is about as specific as I feel comfortable for competitive reasons of being at this time.

Operator

Ryan Worst, Brean Murray.

Ryan Worst, Brean Murray -- Analyst

How long is the exclusivity in the sweepstakes market that you talked about? You said that was exclusive. How long is that period?

Clifton Lind, Multimedia Games -- President & CEO

It is--we will be the sole provider as long as they are running those types of games. Sole provider.

Ryan Worst, Brean Murray -- Analyst

Okay. And then you talked about also upgrading your system in Alabama. Could you talk a little bit about the performance there? Obviously, you have some competition, and it looks like those games did not perform as well as they had been in the fourth quarter. So it looks like you're getting hurt by competition there.

Clifton Lind, Multimedia Games -- President & CEO

There is absolutely no question that that should be a correct observation that you made. And we have not, as I have said in my comments, we have not offered any significant new content for that market, and we are running on the original old bingo platforms that we opened up that market with years ago.

When newer competitors have come into that market, they have come out with a series of platform and content improvements. And we have not answered those because we have had our games team primarily focused on games that will be operated under the compact, and opportunities that we were pursuing that we will be realizing in this quarter and next quarter in new emerging markets. We reallocated our games and content team and our game technology teams to address the Alabama market and the Oklahoma market about 90 days ago. And so that is the reason that in the next two weeks we will be putting out our first new products to that market, followed with a large number of products and titles and themes going into those markets in the following quarter.

We also acquired during the last quarter some very significant IP related to multitiered bonus round games and progressives that we are in the process of incorporating into our gaming systems for all of our markets. And we feel over the next two quarters--not the one that we are in now--but Q2 and Q3, that those multitiered progressives and bonus round games will be a good revenue driver for us.

Ryan Worst, Brean Murray -- Analyst

So those types of games are going both into Oklahoma and Alabama?

Clifton Lind, Multimedia Games -- President & CEO

That is correct.

Ryan Worst, Brean Murray -- Analyst

Okay, and how much does it cost to kind of relaunch and upgrade the system, and have we seem those costs already incurred?

Clifton Lind, Multimedia Games -- President & CEO

Part of the reason for the increased inventory cost in SG&A is that on August 1 of this year, we made a commitment to go ahead and run a large number of player stations through the factory, so the majority of the cost to upgrade those players stations has been incurred. Also, we made a big commitment to changing the ability of our system to handle multiple currencies. That is to say, currency and receipt out, currency and ticket out, and also to stay with the magnetic card system. So that is why we saw in the time period in the last half of this final quarter that we spent a lot more money on the inventory upgrades than we did [before].

As far as how much it cost to upgrade these systems, in most cases, the costs are minor and are expensed, and have been incurred and expensed. A large number of the machines that we have in inventory are our very latest machines that we have acquired, and they already have embedded in them the features that we are upgrading in the machines that are already in the field.

Ryan Worst, Brean Murray -- Analyst

And then in Oklahoma, it seems like there are some large facilities moving more towards compacted games or at least one in Tulsa. It was in a newspaper article. Did you guys get any of those placements and (multiple speakers) it seems like there are some compacted games going into Oklahoma that are not yours. Is that the case?

Clifton Lind, Multimedia Games -- President & CEO

Absolutely the case. And in that particular facility that you're talking about, we did not have an interface completed to their back-office system. And though we believe that we will be getting back into that facility, that initial 400 machines that were put in there, we did not qualify [to install] because it was a requirement to interface to their [then] current back-office system, which at the time we could not do. That is an interface that we will be completing in the next few weeks, and then we expect that we will be getting back into that facility. Whether or not it will be with Class II games or Class III games, that will, of course, be up to the operator's choice.

Ryan Worst, Brean Murray -- Analyst

Okay. And I assume that when you change your system, you upgrade your system. There is no change to the net revenue that you guys get unless you go to the compacted games?

Clifton Lind, Multimedia Games -- President & CEO That has been the history.

That is correct.

Ryan Worst, Brean Murray -- Analyst

Okay. Thank you.

Operator

Adam France, Keane Capital Management.

Adam France, Keane Capital Management -- Analyst

Any signs of life out there of actual NIGC enforcement in Oklahoma? That has been a recurring thing. Is anybody more angry than they were three months ago and actually doing something about it? What can you tell me there?

Clifton Lind, Multimedia Games -- President & CEO

Well, I think the fact that a bill was dropped here in the last couple of weeks to update and revise the powers of the NIGC shows the intent of the regulators to get into a position where there is more clarity and they are in a better position to move forward. As you know, there was also--the Justice Department plans to try to drop a bill in the next session, in probably February, having to do with the clarification of the Johnson Act and the role that it plays in Class II gaming. So yes, I think there are ample signs out there that the regulators are trying to get into a better position.

As far as enforcement, we have not seen any movement in either the state or federal level at this time. And, of course, our goal is to continue to provide our customers the most entertaining legal games that we can. And so that is all an environment that we have learned that we have to find a way to operate in without expecting any specific regulatory change. And so that is the reason that we are reoffering our Class II products, which appear to be products at least many of our tribal customers intend to run for a long time. We made the decision to upgrade them to the Class III platform.

That will also, by the way, facilitate--if they do make a decision to change, it will also make it a seamless transition for us once these new platforms are installed. They are indifferent whether we are running Class II games or Class III games on them, and it is only a software change. So we are improving our ability to be responsive should there be a quick change in the marketplace.

Adam France, Keane Capital Management -- Analyst

Got you. Is there anything you can comment on in terms of the potential in the Texas market, or it is still a ways off?

Clifton Lind, Multimedia Games -- President & CEO

As you are aware, last week, the [Texas] Supreme Court ruled that the state method of funding public education was unconstitutional, and the Supreme Court gave them through I believe, June of next year for the [Texas] Legislature to pass and enact new legislation. Certainly, there is great discussion among legislators and various interest holders that new gaming legislation should provide part of that funding.

But, as I have said before, we are evaluating all of the gaming opportunities in Texas that we think now will coalesce as part of this legislation, and it may be that charity is the best opportunity for us. It may be that there are racino opportunities for us. It may be that there are "amusement with prize" opportunities for us. Whatever the opportunities are in Texas, we intend to try to be the most technologically creative supplier of those opportunities, and also have the best and most entertaining content.

So we are very excited about the movement that will now have to take place in the next six months to try to address school finance, and certainly in every legislation, every legislative session, some form of changing the gaming laws has been discussed as a potential funder of school finance. And it may be that because of the Supreme Court ruling, there is an environment created now that gives the lawmakers the ability to actually move forward with something.

On the other hand, they may opt to have a sales tax or an income tax in the state, or use some other form of taxation to fund school finance, and there may be no change in the core gaming laws. But we intend to be ready to provide systems and player stations or bingo machines or sweepstakes machines or "amusement with prize" machines, whichever way gaming in Texas goes. And I would have to say it is more likely there will be a movement in some of those arenas today than there was three weeks ago.

Adam France, Keane Capital Management -- Analyst

Okay. Sorry, I will ask one more question here. Anything positive that you are seeing in California in terms of the Pechangas and the Morongos, or is it-?

Clifton Lind, Multimedia Games -- President & CEO

Well, as I said earlier, the modifications to the games that we made at Morongo have not been well received by the players there. And so we actually have had machines removed from Morongo. We still have all of the machines in Pechanga, and there is some prospect of increasing the number of machines at Pechanga.

In addition to that, the fact that we have now completed the interfaces, it allows us to go into casinos that would not let us bring in our Class II games because we could not interface with their currency system, their back-office system and their player tracking system. Now that we can do that, we think there are a large number of additional tribes that Class II offerings should be attractive to them, and we are aggressively marketing to those tribes.

Operator

Kim DePaoli, Gilder Gagnon Howe.

Kim DePaoli, Gilder Gagnon Howe -- Analyst

My question is for Craig. Can you walk me through what your free cash flow expectations would be next year if you were to make the placements you expect in the second half?

Craig Nouis, Multimedia Games -- CFO

Obviously, in terms of the cash flow from operations, if you go back over the last couple of quarters, you can see that we have a trend of cash flowing from operations positively. Again, the development agreement requirements are $39 million over the next 12 months. That has to be taken out of that.

And then in addition to that, we have got our capital expenditure requirements for the fleet of player stations that we talked about at that run rate of roughly $7 million a quarter, which will include what we would expect to have purchased from the agreement with the supplier that we previously talked about. So if you just assume the run rate of $20 million from cash flow from operations that we had this year, that would be $80 million less the $39 million and then less the $20 million to $25 million for the maintenance.

Kim DePaoli, Gilder Gagnon Howe -- Analyst

Okay. Thank you.

Operator

Kent Holden, Gagnon Securities.

Kent Holden, Gagnon Securities -- Analyst

Can you give me a little bit better idea of the revenue opportunity from the sweepstakes?

Clifton Lind, Multimedia Games -- President & CEO

This is Clifton. As I said before, the success of the sweepstakes system is going to be totally dependent on the level of acceptance the community gives to the data communication and computer literacy center. And so it is hard for us to do anything but speculate now.

But let me say that we would not have agreed to provide that system unless we thought it had the potential of a return equal with the other types of gaming systems that we are offering today. And so if the data communication center is successful, then we think that system could be comparable to other systems that we have out there in the marketplace.

Kent Holden, Gagnon Securities -- Analyst

Okay.

Clifton Lind, Multimedia Games -- President & CEO

More than that, it just would be speculation at this time, since the center has not even opened yet.

Kent Holden, Gagnon Securities -- Analyst

Well, can I get you to speculate a little bit?

Clifton Lind, Multimedia Games -- President & CEO

Well, I just did.

Operator

There are no further questions standing by at this time. Gentlemen, I will turn the conference back over to you for any additional or closing comments.

Clifton Lind, Multimedia Games -- President & CEO

Thank you, operator. I want to thank everybody for their continued interest in Multimedia Games. I also want to thank our internal teams for their untiring efforts to realize the value of our technology to open new markets for us. The sales and marketing teams, the development teams, test teams, the technical service teams, the customer service teams are the lifeblood of our Company and the reason that we have a future in this industry and have the future of innovation that we do.

The next few weeks will be exciting, with the launch of our new platforms in Oklahoma and Alabama, and the new sweepstakes product line. The activity this quarter will be followed by an even higher level of activity in Q2 [FY] '06, as we expect to announce exciting news on an international bingo and lottery opportunity, and as we proceed with the initial placements in other states that we have already talked about today, and as we implement the conversion in Alabama to our cashless card system at our largest facility.

We look forward to reporting to you late in January on the initial progress of FY `06 and our plans for the continued efforts in revenue diversification and product development for the balance of the year. We believe that FY `06 will be the year that we realize the benefits of all of the R&D effort that we have done in FY `05 to enable us to bring new product lines to new markets and to provide better platforms for our existing customers. Thank you for our confidence, and we look forward to visiting with you in the near future.

Operator

Once again, ladies and gentlemen, that concludes today's call. Thank you for your participation. You may disconnect at this time.